                                                                   EXHIBIT 99(a)



    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

         The following discussion should be read in conjunction with the supplementary consolidated financial statements and notes thereto included elsewhere in this Form 8-K. Historical results and percentage relationships set forth in the statement of operations, including trends that might appear, are not necessarily indicative of future operations.

         On June 2, 2000, the Board of Directors declared a 3 for 2 stock split effected in the form of a stock dividend. All share data reflect this 3 for 2 stock split.

OVERVIEW

         We are a vertically integrated pharmaceutical company that researches, develops, manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force of over 400 representatives and co-promotion arrangements, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, pediatricians and hospitals across the country.

         Our primary business strategy is to acquire established branded pharmaceutical products and to increase their sales through focused marketing and promotion, life cycle management as well as by securing new indications, developing product line extensions and devising new formulations or dosages. In pursuing acquisitions, we seek to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large, global pharmaceutical companies. We also seek attractive company acquisitions that add products or product pipelines, technologies or sales and marketing capabilities to our key therapeutic areas. These activities are attractive to us because they may expand the market for our branded pharmaceutical products, provide market exclusivity or sales levels that do not attract significant competition. In addition to branded pharmaceuticals, we also provide contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies, including Warner-Lambert Company, Centocor, Inc., Genetics Institute, Inc. and Hoffman-La Roche Inc.

         Our branded pharmaceutical products can be divided primarily into five therapeutic areas: (i) cardiovascular (including Altace(R), Thalitone(R) and Procanbid(R)), (ii) anti-infectives (including Lorabid(R), Cortisporin(R), Neosporin(R) and Coly-Mycin M(R)), (iii) vaccines and biologicals (including Thrombin-JMI(R) and Aplisol(R)), (iv) thyroid-disorder drugs (including Levoxyl(R), Tapazole(R), Cytomel(R), and Triostat(R)), and (v) women's health (including Menest(R) and Pitocin(R)). Most of these products are marketed to general/family practitioners and internal medicine physicians. Unlike many of our competitors, we have a broad therapeutic focus that provides us with opportunities to purchase a wide variety of products. In addition, we have well known products in all of our therapeutic categories that generate high prescription volumes. Our portfolio of well-recognized prescription brand names includes, among others, Altace(R), Lorabid(R), Neosporin(R), Cortisporin(R), Levoxyl(R), Tapazole(R), Cytomel(R), Menest(R), Pitocin(R), and Anusol-HC(R).


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

         We acquired from Glaxo Wellcome the Cortisporin(R) product line in March 1997, the Viroptic(R) product line in May 1997 and six additional branded products, including Septra(R), and exclusive licenses, free of royalty obligations, for the prescription formulations of Neosporin(R) and Polysporin(R) in November 1997 (the "Glaxo Acquisition").

         In June 1997, through Jones Pharma Incorporated discussed below, we acquired Cytomel(R) and Triostat(R) from SmithKline Beecham Corporation for a purchase price of $22.8 million. In connection with the acquisition, we entered into manufacturing agreements for the supply of both products.

         In February 1998 we acquired from Warner-Lambert 15 branded pharmaceutical products, the Parkedale Facility located in Rochester, Michigan and certain manufacturing contracts for third parties for $127.9 million, including $2.9 million of assumed liabilities (the "Sterile Products Acquisition").

         In June 1998 we launched our new Cortisporin(R)-TC Otic line. Cortisporin(R)-TC Otic is a product line extension for our Cortisporin(R) Otic Suspension product.

         In December 1998 we acquired from Hoechst Marion Roussel, Inc., predecessor to Aventis ("HMR"), for $362.5 million the United States rights to Altace(R), and Angiotensin Converting Enzyme inhibitor, HMR's worldwide rights to Silvadene(R) and HMR's worldwide rights to AVC(TM), (the "Altace Acquisition"). Aventis currently manufactures Altace(R) for us. We anticipate moving the manufacturing of Altace(R) to the Bristol facility prior to December 31, 2001. Aventis will continue to supply raw materials for the process and we anticipate that Aventis will continue to be the secondary manufacturer for this product.

         In August 1999, we acquired the antibiotic Lorabid(R) from Eli Lilly and Company for $91.7 million including acquisition costs plus sales performance milestones that could bring the total value of the deal to $158.0 million. The final contingent payment will be made if we achieve $140.0 million in annual net sales of Lorabid(R). As part of the agreement, we acquired or licensed all of Lilly's rights in the United States and Puerto Rico to Lorabid(R) including Lorabid(R)'s new drug applications, investigational new drug applications, and certain patents and associated United States copyright and trademark material. Lilly manufactures Lorabid(R) for us. Lorabid(R) has United States patent protection through December 31, 2005.


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         On February 25, 2000, we acquired Medco in an all stock transaction accounted for as a pooling of interests valued at approximately $366 million. Medco is now one of our wholly-owned subsidiaries. We exchanged approximately
10.8 million shares of King common stock for all of the outstanding shares of Medco. Each share of Medco was exchanged for 1.01355 shares of King common stock. In addition, outstanding Medco stock options were converted at the same exchange ratio to purchase approximately 1,050,000 shares of King common stock. Medco is engaged in the development and global commercialization of cardiovascular medicines and adenosine-receptor technologies. Medco's products and the related intellectual property rights are typically obtained under license from academic or corporate sources who have received United States patents. Medco then sponsors and directs any additional preclinical studies and clinical testing needed for product registration and marketing approval. These late-stage product development activities are outsourced to independent clinical research organizations to maximize efficiency and minimize internal overhead. Historically Medco has licensed the manufacturing and marketing rights to its products to corporate partners in exchange for licensing fees and royalty payments on future sales. A portion of the formulation development, as well as microbiology, chemistry, manufacturing and controls information, are typically provided by Medco's licensed corporate partner, and Medco then submits to the United States Food and Drug Administration (FDA), a New Drug Application (NDA) to obtain the FDA's clearance to market the drug. Medco has successfully developed two adenosine-based products, Adenocard(R) and Adenoscan(R). The NDAs for Adenocard(R) and Adenoscan(R) are held by Fujisawa Healthcare, Inc. and Medco receives a royalty based on the sales of the products.

         On June 23, 2000, we entered into a co-promotion agreement with American Home Products Corporation (AHP) to market Altace(R), an Angiotensin Converting Enzyme ("ACE") inhibitor, in the United States and Puerto Rico. Subject to the terms of the co-promotion agreement, we will pay AHP an annual fee based on a percentage of net sales in exchange for its marketing efforts. Additionally, AHP purchased $75 million of our common stock and paid us $25 million in cash upon execution of the co-promotion agreement. AHP will pay us an additional $50 million in November 2000 as a result of the FDA's final approval of potential new indications for Altace(R) based on a supplemental new drug applications previously filed with the FDA.


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         On July 7, 2000, we completed the acquisition of United States marketing rights to the Nordette(R), Bicillin(R), and Wycillin(R) product lines from AHP as contemplated by the co-promotion agreement discussed above valued at $200 million, plus the assumption of certain liabilities, financed with a draw of $10.0 million on a $50.0 million bridge loan, $25.0 million in the form of a note issued to AHP, $37.5 million of the proceeds from the sale of stock to AHP, $25.0 million received in connection with the co-promotion agreement with AHP, $90.0 million from the revolving credit facility, and $12.5 million in cash from operations.

         On August 31, 2000, we acquired Jones Pharma Incorporated (Jones) in an all stock transaction accounted for as a tax-free pooling of interests for approximately $2.4 billion. Jones is now one of our wholly-owned subsidiaries. We exchanged approximately 74 million shares of King common stock for all of the outstanding shares of Jones. Each share of Jones was exchanged for 1.125 shares of King common stock. In addition, outstanding Jones stock options were converted at the same exchange ratio to purchase approximately 4.0 million shares of King common stock. Jones was an emerging specialty pharmaceutical company with a national sales force of approximately 120 dedicated sales representatives who promoted Jones' products throughout the United States. Jones' strategy was to build a portfolio of growing products through the acquisition of under-promoted, promotion sensitive FDA approved products from other pharmaceutical companies. About half of Jones' sales were generated by the thyroid-disorder drugs Levoxyl(R), Tapazole(R), Cytomel(R), and Triostat(R). Jones' other products included Thrombin-JMI(R) for controlling blood loss during surgery; Brevital Sodium(R), an anesthetic; and veterinary pharmaceuticals including Soloxine(R), Tussigon(R), and Pancrezyme(R).

         Our strategy is to continue to acquire branded pharmaceutical products and to create value by leveraging our marketing, manufacturing and product development capabilities. The success of our marketing strategy will be aided by our having gained approval from the FDA on October 5, 2000 of the new indications for Altace(R) requested under the Supplemental New Drug Application. As soon as practicable after regulatory requirements are satisfied and when advantageous, we expect that manufacturing some of these acquired pharmaceutical products ourselves will increase our margins because the cost of producing pharmaceutical products on our own should be lower than the cost of having these products manufactured by third parties. As discussed above, we anticipate beginning the manufacturing of Altace(R) in our Bristol facility prior to December 31, 2001.


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         We manufacture pharmaceutical products for a variety of pharmaceutical and biotechnology companies under contracts expiring at various times within the next four years. We intend to enter into additional manufacturing contracts in cases where we identify contracts that offer significant volumes and attractive revenues. We have not accepted or renewed manufacturing contracts for third parties where we perceived insignificant volumes or revenues. In accordance with our focus on branded pharmaceutical products, we expect that, over time, our contract manufacturing will continue to be a smaller percentage of revenues.

         The following summarizes approximate net revenues by operating segment (in thousands).

                                                                For the Six Months
                           For the Years Ended December 31,       Ended June 30,
                             1997        1998        1999        1999        2000
                           --------    --------    --------    --------    --------
Branded pharmaceuticals    $121,961    $228,493    $434,896    $172,798    $241,654
Licensed products            20,000      27,544      31,650      16,503      22,871
Contract manufacturing       11,714      31,931      36,408      17,490      22,171
Other                         3,015       6,453       9,511       6,479       5,255
                           --------    --------    --------    --------    --------
                  Total    $156,690    $294,421    $512,465    $213,270    $291,951
                           ========    ========    ========    ========    ========


RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

REVENUES

         Net revenues increased $78.7 million, or 36.9%, to $292.0 in 2000 from $213.3 million in 1999, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily from Altace(R), the acquisitions of Lorabid(R) and Nordette(R), and revenue growth of royalties and certain branded pharmaceutical products.

         Net sales from branded pharmaceutical products increased $68.9 million, or 39.8%, to $241.7 in 2000 from $172.8 in 1999. The acquisition of Lorabid(R) and revenue gains by Altace(R), Thrombin-JMI(R), and Levoxyl(R) accounted for most of the sales increases. In addition, we also received revenue from sales of Nordette(R), Wycillin(R), and Bicillin(R) as a result of an agreement with American Home Products on June 22, 2000 before our acquisition of the products on July 7, 2000.

         As a result of the Company's discontinuance of Fluogen(R) as announced in September 2000, the Company will not recognize any revenue from Fluogen(R) during 2000. The Company typically recognizes sales from this product during the third and fourth quarters.

         Revenues from licensed products increased $6.4 million, of 38.6%, to $22.9 million in 2000 from $16.5 million in 1999 due to continued increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee.

         Revenues from contract manufacturing increased $4.7 million, or 26.8%, to $22.2 million in 2000 from $17.5 million in 1999. Contract sales increased primarily from the increased contract sales of Thrombin-JMI(R) to Ethicon Inc.

         Net sales from generic and other sources decreased $1.2 million, or 18.9%, to $5.3 million in 2000 from $6.5 million in 1999. The decrease in revenues is primarily attributable to discontinued generic product lines.

GROSS PROFIT

         Total gross profit increased $61.3 million, or 38.4%, to $221.0 million in 2000 from $159.7 million in 1999. The increase was primarily due to increased gross profit from branded pharmaceutical products.

         The gross profit from branded pharmaceutical products increased $52.3 million, or 36.7%, to $195.0 million in 2000 from $142.7 million in 1999. This increase was primarily due to increases in gross profit from the sales of Altace(R), Lorabid(R), Thrombin-JMI(R), and Levoxyl(R), and our distribution of Nordette(R), Wycillin(R) and Bicillin(R) which began on June 22, 2000 before the consummation of our acquisition of the marketing rights to these products on July 7, 2000.

         Gross profit from licensed products increased $5.8 million, or 42.6%, to $19.4 million in 2000 from $13.6 million in 1999, due to the continuing shift in the product sales mix to Adenoscan(R) from which we receive a higher net royalty than from Adenocard(R) sales. Royalty expense from adenosine sales increased $0.6 million, or 20.7%, to $3.5 million in 2000 from $2.9 million in 1999, due to increased net sales of Adenoscan(R), a product for which we pay a royalty of 3% of net sales to a third party.

         Gross profit from contract manufacturing increased $4.9 million, or 559.2%, to $4.0 million in 2000 from a loss of $0.9 million in 1999. This increase is primarily due to the gross profit associated with the increased sales of Thrombin-JMI(R) to Ethicon Inc.

         Gross profit from generic and other sources decreased $1.7 million, or 39.8%, to $2.6 million in 2000 from $4.3 million in 1999.

OPERATING COSTS AND EXPENSES

         Total operating costs and expenses increased $64.5 million, or 53.2%, to $185.8 million in 2000 from $121.3 million in 1999. The increase was due to increases in the costs associated with our growth, particularly increases in our sales force due primarily to the acquisitions of Altace(R), Lorabid(R) and Medco.

         Cost of revenues increased $17.3 million, or 32.3%, to $70.9 million in 2000 from $53.6 million in 1999. The increase was due primarily to the costs associated with the acquisition of Lorabid(R) and our distribution of Nordette(R), Wycillin(R) and Bicillin(R) which began on June 22, 2000 before the consummation of our acquisition of the marketing rights to those products on July 7, 2000. As a percentage of total revenues, cost of revenues increased to 24.8% in 2000 from 23.9% in 1999.

         Selling, general and administrative expenses increased $21.6 million, or 49.2%, to $65.6 million in 2000 from $44.0 million in 1999. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1999 and first part of 2000, as well as other personnel costs, marketing and sampling costs associated with the new branded product lines. As a percentage of total revenues, selling, general and administrative expenses increased to 22.5% in 2000 from 20.6% in 1999.

         Research and development costs increased $1.8 million, or 22.7%, to $9.7 million in 2000 from $7.9 million in 1999 due to increased research and development activities.

         Merger and restructuring costs of $20.8 million in 2000 were one-time charges incurred in connection with the acquisition of Medco.

         Depreciation and amortization expense increased $3.0 million, or 18.8%, to $18.8 million in 2000 from $15.8 million in 1999. This increase was primarily attributable to the amortization of the fixed assets and the intangible asset acquired in the acquisition of Lorabid(R).

OPERATING INCOME

         Operating income increased $14.1 million, or 15.4%, to $106.2 million in 2000 from $92.0 million in 1999. This increase was primarily due to increased revenues from the acquisition of branded products and revenue growth of certain branded pharmaceutical products offset by merger and restructuring charges and other increased expenses described above. As a percentage of total revenues, operating income decreased to 36.4% in 2000 from 43.1% in 1999.

OTHER INCOME (EXPENSE)

         Interest income increased $2.4 million, or 52.0% to $7.0 million in 2000 from $4.6 million in 1999. This increase was primarily due to higher investment income in 2000 as investment balances were higher.

         Interest expense decreased $1.9 million, or 7.3%, to $24.2 million in 2000 from $26.1 million in 1999, as a result of paying down the term loans used to finance, in part, the acquisitions of Altace(R) and Lorabid(R).

INCOME TAX EXPENSE

         The effective tax rate in 2000 of 46.8% and 1999 of 37.5% was higher than the federal statutory rate of 35%. The effective tax rate for 2000 is primarily due to the non-deductible merger and restructuring costs related to our merger with Medco.

EXTRAORDINARY ITEM

         During the second quarter of 2000, we repaid outstanding debt under our senior credit facility prior to maturity. The early repayment caused us to recognize an extraordinary loss of $4.7 million, net of related tax benefits of $2.8 million, from the write-off of certain deferred financing costs. During the first quarter of 1999, we repaid $75.0 million of Senior Subordinated Notes prior to maturity. The early repayment of the notes caused us to recognize an extraordinary loss of $705,000, net of related tax benefits of $445,000, from the write-off of certain deferred financing costs.

INCOME FROM CONTINUING OPERATIONS

         Due to the factors set forth above, income from continuing operations increased $3.2 million, or 7.2%, to $47.3 million in 2000 from $44.1 million in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES

         Total net revenue increased $218.0 million, or 74.1%, to $512.5 million in 1999 from $294.4 million in 1998, due primarily to the acquisition and growth of branded pharmaceutical products. The increase in revenues is primarily attributable to the Altace Acquisition, the acquisition of Lorabid(R), and revenue growth of certain branded pharmaceutical products.


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         Net sales from branded pharmaceutical products increased $206.4 million, or 90.3%, to $434.9 million in 1999 from $228.5 million in 1998. The Altace Acquisition, the acquisition of Lorabid(R), increases in net pricing arising from contract renegotiation of Thrombin-JMI(R), and revenue gains by Fluogen(R) and the Cortisporin(R) and Neosporin(R) product lines accounted for most of the sales increase. From time to time we announce price increases on some of our pharmaceutical products. In advance of a price increase, many of our customers may order pharmaceutical products in larger than normal quantities. We cannot determine the exact quantity of additional inventory that our customers may order in anticipation of a price increase. The ordering of excess quantities in any quarter could cause sales of some of our branded pharmaceutical products to be lower in the subsequent quarter than they would have been otherwise. Net revenues from Fluogen(R) increased from $17.7 million in 1998 to $28.7 million in 1999. As a result of the Company's discontinuance of the product as announced in September 2000, the Company will not recognize any revenue from Fluogen(R) during 2000.

         Revenues from licensed products increased $4.1 million or 14.9% to $31.7 million in 1999 from $27.5 million in 1998. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee. Fujisawa is the source of substantially all of our royalties.

         Revenues from contract manufacturing increased $4.5 million, or 14.0%, to $36.4 million in 1999 from $31.9 million in 1998. Contract manufacturing revenues increased because we had a full year of contract revenue from the Sterile Products Acquisition that closed in February 1998 and due to increased contract sales of Thrombin-JMI(R).

         Net sales from generic and other sources increased $3.1 million, or 47.4%, to $9.5 million in 1999 from $6.5 in 1998. The increase in revenues is primarily attributable to increased sales of a generic product line, offset by a decrease in development revenue. We have recognized no development revenues in 1999. In 1998, we recognized $5.0 million in development revenues as a result of the FDA approval and our validation of the process of two additional Abbreviated New Drug Applications pursuant to an agreement with Mallinckrodt. Currently, we have no ongoing agreements that will result in future development revenue recognition.

GROSS PROFIT

         Total gross profit increased $167.1 million or 83.0% to $368.6 million in 1999 from $201.5 million in 1998. The increase was primarily due to increased gross profit from branded pharmaceutical products, offset by a decrease in contract manufacturing gross profit contribution.


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



         The gross profit from branded pharmaceutical products increased $167.1 million or 96.3% to $340.7 million in 1999 from $173.6 million in 1998. This increase was primarily due to increases in gross profit from the Altace product line acquired in December 1998, increases in net pricing arising from contract renegotiation of Thrombin-JMI(R), and the Lorabid product acquired in August 1999.

         The gross profit from licensed products increased $3.3 million or 14.6% to $26.0 million in 1999 from $22.7 million in 1998. The increase is primarily due to the continued year-over-year increases in unit sales of Adenoscan(R), a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

         Gross profit associated with contract manufacturing decreased $3.4 million to $(3.7) million in 1999 from $(300,000) in 1998.

         The gross profit from generic and other increased $109,000 or 2.0% to $5.6 million from $5.5 million.

OPERATING COSTS AND EXPENSES

         Total operating costs and expenses increased $113.3 million, or 59.8%, to $302.6 million in 1999 from $189.3 million in 1998. The increase was due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Altace Acquisition.

         Cost of revenues increased $50.9 million, or 54.7%, to $143.8 million in 1999 from $92.9 million in 1998. The increase was due primarily to the costs associated with the newly acquired branded product lines and increases in the production of Fluogen(R).

         Selling, general and administrative expenses increased $47.8 million, or 80.4% to $107.2 million in 1999 from $59.4 million in 1998. The increase was primarily attributable to the hiring of additional sales representatives during the second half of 1998 and first part of 1999, sales commissions, other personnel costs, marketing, and sampling costs associated with the new branded product lines. As a percentage of total revenues, selling, general and administrative expenses increased to 20.9% in 1999 from 20.2% in 1998.

         Depreciation and amortization expense increased $18.3 million, or 117.6%, to $33.9 million in 1999 from $15.6 million in 1998. This increase was primarily attributable to the amortization of the fixed assets and intangible assets acquired in the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

         Royalty expense increased $738,000 or 11.2% to $7.4 million in 1999 from $6.6 million in 1998. The increase was associated with the increased royalty revenue for Adenocard(R) and Adenoscan(R).


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         Research and development expenses increased $6.8 million or 62.5% to
$17.7 million in 1999 from $10.9 million in 1998. Research and development expenditures were higher during 1999 primarily due to a phase II study to further investigate the safety and efficacy of Pallacor(TM), non-capitalized expenditures associated with the Levoxyl(R) NDA and other improvement projects, as well as the completion of a phase I study and the initiation of a phase II study of MRE0470.

         A nonrecurring charge of $10.5 million was taken in 1998 related to an impairment of certain under-performing long-lived assets. As a result of our strategic review process of the Company's product lines and related intangible assets, we determined that a portion of the goodwill associated with certain lower-margin pharmaceutical products had been impaired.

OTHER INCOME (EXPENSE)

         Interest income from investing activities increased $2.8 million, or 35.6% to $10.5 million in 1999 from $7.7 million in 1998. This increase was primarily due to higher investment income in 1999 as investment balances were higher.

         Interest expense increased $40.5 million, or 272.5%, to $55.4 million in 1999 from $14.9 million in 1998, as a result of additional term loans used to finance, in part, the Sterile Products Acquisition, the Altace Acquisition and the acquisition of Lorabid(R).

         Other income (expense) decreased $7.3 million, or 180.7% to a $3.2 million expense in 1999 from a $4.0 million income in 1998. This decrease was due to the receipt of $4.0 million in 1998 for assistance provided in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of Adenoscan(R) and Adenocard(R) NDAs to Fujisawa. In addition, we incurred expenses of $3.3 million for a legal settlement and fees related to a patent protection.

INCOME TAX EXPENSE

         The effective tax rate in 1999 of 37.8% and 1998 of 36.2% was higher than the federal statutory rate of 35.0% primarily due to state income taxes.

EXTRAORDINARY ITEM

         During the first quarter of 1999, we repaid $75.0 million of senior subordinated seller notes prior to maturity. The early repayment of the notes resulted in an extraordinary loss of $705,000, net of related tax benefits of $445,000, from the write-off of certain deferred financing costs. During 1998, we repaid other long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, from the write off of certain deferred financing costs.


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

INCOME FROM CONTINUING OPERATIONS

         Due to the factors set forth above, income from continuing operations increased 54.5% or $35.6 million to $100.6 million in 1999 from $65.1 million in 1998.

INCOME FROM DISCONTINUED OPERATIONS

         Income from discontinued operations in 1998 reflects an approximate $12 million gain (net of tax) from the sales of our nutritional supplements product line and contract manufacturing operations in April 1998. In addition, income from discontinued operations includes the after-tax operating results of our nutritional supplements product line and contract manufacturing operations prior to the sale.

NET INCOME

         Due to the factors set forth above, net income increased $20.4 million, or 25.7%, to $99.9 million in 1999 from $79.5 million in 1998.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

REVENUES

         Net revenues increased $137.7 million, or 87.9%, to $294.4 million in 1998 from $156.7 million in 1997, due primarily to the acquisition of branded products in 1998 and late 1997 and increased contract manufacturing related to the Sterile Products Acquisition.

         Net sales from branded pharmaceuticals increased $106.5 million, or 87.3%, to $228.5 million in 1998 from $122.0 million in 1997. The Glaxo Acquisition, Sterile Products Acquisition, Menest(R), and the Altace Acquisition accounted for most of the sales increase. Sales of existing branded products also attributed to the increased sales in 1998.

         Licensed products revenue increased $7.5 million, or 37.5% to $27.5 million in 1998 from $20.0 million in 1997. The increase was primarily due to continued year-over-year increases in unit sales of Adenoscan(R) by Fujisawa, our North American licensee, and a 4% increase in the royalty revenue rate which began midway through fourth quarter 1997. Fujisawa is the source of substantially all of our royalty revenues.

         Revenues from contract manufacturing increased $20.2 million, or 172.6%, to $31.9 million in 1998 from $11.7 million in 1997, due primarily to the increased contract manufacturing related to the Sterile Products Acquisition.


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

         Additionally, we recognized other revenues in 1998 of $5.0 million for the development and related FDA approval of two ANDAs filed in connection with our agreement with Mallinckrodt.

GROSS PROFIT

         Total gross profit increased $85.7 million, or 74.0%, to $201.5 million in 1998 from $115.8 million in 1997. The increase was primarily due to the increase in gross profit associated with branded pharmaceutical products of $80.0 million and the gross profit of royalty revenues on licensed products of $5.7 million.

         The gross profit of branded pharmaceutical products increased $80.0 million to $173.6 million in 1998 from $93.6 million in 1997. This increase was primarily due to increases in revenues from certain products acquired in the Sterile Products Acquisitions, The Cortisporin Acquisition, the Glaxo Acquisition, and the Altace transaction in December 1998.

         The gross profit associated with licensed products increased $5.7 million, or 33.5% to $22.7 million in 1998 from $17.0 million in 1997. This increase was primarily due to the continued shift in the product sales mix to Adenoscan(R) and continued year-over-year increases in unit sales of Adenoscan(R), a drug for which we pay a royalty of 3% of net sales to a third party and Adenocard(R), a drug for which we pay a royalty of 12.5% of net sales to the University of Virginia Alumni Patents Foundation.

         The gross profit associated with contract development revenue, and generic pharmaceutical sales increased by $22,000 to $5.2 million in 1998 from $5.2 million in 1997.

OPERATING COSTS AND EXPENSES

         Total operating costs and expenses increased $91.8 million, or 94.1%, to $189.3 million in 1998 from $97.5 million in 1997. The increase was primarily due to increases in the costs associated with our growth, particularly the Sterile Products Acquisition and the Glaxo Acquisition.

         Cost of revenues increased $52.0 million, or 127.1%, to $92.9 million in 1998 from $40.9 million in 1997. The increase was due primarily to the costs associated with the newly acquired branded product lines.

         Selling, general and administrative expenses increased $19.1 million, or 47.7%, to $59.4 million in 1998 from $40.3 million in 1997. This increase was primarily attributable to the hiring of additional sales representatives in 1998 and during the second half of 1997, as well as other personnel costs and marketing, promotion, and sampling costs associated with the newly acquired branded product lines. As a percentage of net sales, selling, general and administrative expenses decreased to 20.2% in 1998 from 25.7% in 1997.

         Royalty expense increased $2.3 million, or 52.4% to $6.6 million in 1998 from $4.3 million in 1997. The increase was primarily due to the payment of a royalty of 3% of net sales of Adenoscan(R) to a third party beginning January 1, 1998 relating to the procurement of additional intellectual property rights for intravenous adenosine from such third party.

         Research and development expenses increased $3.1 million, or 39.5% to $10.9 million in 1998 from $7.8 million in 1997. Research and development expenditures were higher during 1998 primarily due to a one-time charge of $2.4 million in the second quarter of 1998 pertaining to the purchase of Fujisawa's commercialization rights and related intellectual properties for the cardioprotection application of intravenous adenosine. Also, research and development expenditures were higher during 1998 due to a $1.0 million charge in the fourth quarter of 1998 for a milestone payment to Discovery Therapeutics, Inc. related to the December filing of the IND for MRE0470.

         Depreciation and amortization expense increased $7.0 million, or 81.5%, to $15.6 million in 1998 from $8.6 million in 1997. This increase was primarily attributable to the depreciation and amortization of the fixed assets and intangibles assets acquired with the branded product acquisitions in 1997 and the Sterile Products and Altace Acquisitions in 1998. This increase was offset by the reduction in amortization expense associated with the $10.5 million goodwill impairment write-off discussed above. As a percentage of sales, depreciation and amortization expense decreased from 5.5% in 1997 to 5.3% in 1998.

         A nonrecurring charge of $10.5 million was taken in 1998 related to an impairment of certain under-performing long-lived assets. As a result of our strategic review process of the Company's product lines and related intangible assets, we determined that a portion of the goodwill associated with certain lower-margin pharmaceutical products had been impaired.

OTHER INCOME (EXPENSE)

         Interest income increased $3.1 million, or 65.8% to $7.7 million in 1998 from $4.7 million in 1997. This increase was primarily due to higher investment income in 1998 as investment balances were higher.

         Interest expense increased $11.9 million, or 391.4%, to $14.9 million in 1998 from $3.0 million in 1997, as a result of additional term loans used to finance, in part, the acquisitions in 1998.

         Other income increased $3.3 million, or 496.7% to $4.0 million in 1998 from $0.7 million in 1997. This increase was due to the receipt of a $4.0 million payment in 1998 from Fujisawa for the assistance provided by us to Fujisawa in connection with the contract manufacturing of Adenoscan(R) and Adenocard(R) by a third party and the transfer of the Adenoscan(R) and Adenocard(R) NDAs to Fujisawa.

INCOME TAX EXPENSE

         The effective tax rate in 1998 of 36.2% was higher than the effective tax rate in 1997 of 31.9% due to the nondeductibility of the $10.5 million nonrecurring charge in 1998.

EXTRAORDINARY ITEM

         During 1998, we repaid certain long-term debt prior to maturity. The repayment resulted in extraordinary charges of $4.4 million, net of related tax benefits of $2.8 million, associated with the write-off of deferred financing costs.

INCOME FROM CONTINUING OPERATIONS

         Due to the factors set forth above, income from continuing operations increased 55.6% or $23.3 million to $65.1 million in 1998 from $41.9 million in 1997.

INCOME FROM DISCONTINUED OPERATIONS

         Income from discontinued operations in 1998 reflects an approximate $12 million gain (net of tax) from the sales of our nutritional supplements product line and contract manufacturing operations in April 1998. In addition, income from discontinued operations includes the after-tax operating results of our nutritional supplements product line and contract manufacturing operations prior to the sale.

NET INCOME

         Due to the factors set forth above, net income increased $30.7 million, or 62.9%, to $79.5 million in 1998 from $48.8 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

         Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions of branded pharmaceutical products.

         As of December 31, 1999 we have available up to $55.0 million under a revolving line of credit, which allows for total borrowing of up to $100.0 million.

SIX MONTHS ENDED JUNE 30, 2000

         We generated net cash from operations of $69.3 million for the six months ended June 30, 2000. Our net cash provided from operations was primarily the result of $42.6 million in net income, adjusted for non-cash depreciation and amortization of $18.8 million, amortization of deferred financing costs of $4.7 million, an increase in accounts payable of $14.8 million, and an increase in other long-term liabilities of $25.0 million. This was offset by increases in accounts receivable and royalty receivable of $15.1 million and $26.7 million, respectively.

         Cash flows provided by investing activities was $48.8 million primarily due to the $112.2 million in proceeds from the maturity and sale of investment securities offset by the purchase of $50.7 million of investment securities.

         Financing activities used $15.5 million of cash flow due to net payments on the revolving credit facility of $45.0 million and $228.5 million payments on other long-term debt, offset by $260.6 million in proceeds from issuance of common shares and the exercise of stock options.

YEAR ENDED DECEMBER 31, 1999

         We generated net cash from operations of $148.3 million for the year ended December 31, 1999. Our net cash provided from operations was primarily the result of $99.9 million in net income, adjusted for non-cash depreciation and amortization of $33.9 million and amortization of deferred financing costs of $2.8 million, a non-cash extraordinary charge of $1.2 million before income tax benefit, and increases in accrued expenses of $34.5 million, accounts payable of $13.5 million, and income taxes payable of $3.9 million. These increases were offset by increases in accounts receivable of $27.1 million, an increase in inventory of $10.9 million, and an increase in prepaid expenses and other assets of $4.5 million.

         Cash flows used in investing activities was $180.8 million primarily due to the purchase of Lorabid(R) for $91.7 million, merger related costs of $2.1 million and $13.2 million of capital expenditures. In addition, we purchased $88.8 million of investment securities and received proceeds of $21.5 million from the maturity and sale of investment securities. In addition, $13.2 million was used to purchase capital equipment.

         Financing activities provided $35.5 million of cash flow comprised principally of $150.0 million in proceeds from senior subordinated notes and $26.0 million in net proceeds from the revolving credit facility. These amounts were offset by repayments of $136.0 million related to the senior subordinated seller notes and term loans.

YEAR ENDED DECEMBER 31, 1998

         We generated net cash from operations of $42.0 million for the year ended December 31, 1998. Our net cash provided by operating activities was primarily the result of $79.5 million in net income resulting from sales of recently purchased branded pharmaceutical products, adjusted for non-cash charges for depreciation and amortization of $15.6 million, an extraordinary loss on early retirement of existing indebtedness of $7.2 million, and a nonrecurring charge of $10.5 million. Our net cash provided by operating activities was impacted by an increase in receivables and inventory of $36.3 million and $15.9 million, respectively, and our pretax gain on the sale of discontinued operations of $30.6 million.

         Cash flows used in investing activities was $382.7 million due principally to the Sterile Products and the Altace Acquisitions, the Menest(R) acquisition, and other purchases of property and equipment. In addition, $55.0 million was received as proceeds from the sale of our discontinued operations to offset the above items.

         Financing activities provided $416.7 million, which was a result of the net proceeds from the initial public offering, and proceeds from long-term debt to finance the Sterile Products and the Altace Acquisitions.

YEAR ENDED DECEMBER 31, 1997

         We generated net cash from operations of $45.9 million for the year ended December 31, 1997. Our net operating cash in 1997 was primarily the result of $48.8 million in net income resulting from sales from recently purchased branded pharmaceutical product, adjusted for non-cash charges of $9.2 million for depreciation and amortization, additional income taxes of $4.0 million, and related increases in accounts receivable, inventories, prepaid expenses and other assets, and accrued expenses of $12.5 million, $7.4 million, $4.9 million and $7.9 million, respectively.

         Net cash used in investing activities for the year ended December 31, 1997 was $95.5 million and was the result of cash of $77.0 million paid for the acquisition of new branded product lines as well as cash of $7.0 million paid for purchases of property and equipment. In addition, $20.2 million was used to purchase investment securities, and $9.0 million was received in the form of proceeds from the maturity and sale of investment securities.

         Financing activities provided $39.7 million, which was the result of
(i) aggregate borrowing of $14.0 million to finance the acquisition of the Cortisporin product line, other product acquisitions totaling $6.6 million, the refinancing of all remaining acquisition term loans along with the acquisition of six additional products for $23.0 million, and the net increase in the revolving line of credit of $6.2 million, offset by payments on long-term debt and capital lease obligations of $26.8 million, (ii) proceeds from issuance of common shares of $8.7 million in connection with the acquisition of the Cortisporin product line.

CERTAIN INDEBTEDNESS AND OTHER MATTERS

         As of June 30, 2000, we had $294.4 million of long-term debt (including current portion) and we have available up to $100.0 million under our revolving credit facility. Of this amount, approximately $139.0 million was at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We have also entered into a $150.0 million interest rate hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate, with the LIBOR rate fixed for three years. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of June 30, 2000, we were in compliance with these covenants.

         In April 2000, we completed an offering of 6.0 million shares of common stock at a price of $27.59 per share. We received $165.4 million in net proceeds from the offering on April 25, 2000. On June 22, 2000, we sold American Home Products 1.9 million shares for $75.0 million. During the quarter we utilized $201.3 million of these proceeds as prepayments on our senior credit facility. After application of all prepayments and normal amortization, we have repaid the balance of the tranche A term loan and $139.4 million remains outstanding under the tranche B loan. As a result of these prepayments, we have recorded an extraordinary charge related to the write-off of certain deferred financing costs.

         On July 7, 2000, we completed the acquisition of marketing rights in the United States and Puerto Rico to the Nordette(R), Bicillin(R), and Wycillin(R) product lines from American Home Products as contemplated by the co-promotion agreement for $200.0 million, financed with a draw of $10.0 million on a $50.0 million bridge loan, $25.0 million in the form of a note issued to American Home Products, $37.5 million of the proceeds from the sale of stock to American Home Products, $25.0 million received in connection with the co-promotion agreement with American Home Products, $90.0 million from the revolving credit facility and $12.5 million in cash from operations.

         As of December 31, 1999, we have outstanding approximately $522.9 million of long-term debt (including current portion), and $45.0 million in borrowings under our revolving credit facility. Of these amounts, approximately $412.2 million were at variable rates based on LIBOR and the remainder at fixed rates. We have entered into $285.0 million of interest rate hedging transactions with a group of commercial banks to exchange our variable LIBOR for a fixed rate of interest. We do not believe our exposure to changes in interest rates under the remaining variable rate agreements will have a material effect on our financial condition or results of operations. We have also entered into a $150.0 million interest rare hedging agreement to exchange our fixed interest rate for a variable LIBOR-based interest rate. Certain financing arrangements require us to maintain certain minimum net worth, debt to equity, cash flow and current ratio requirements. As of December 31, 1999, we were in compliance with these covenants.

         Subsequent to the completion of the merger with Medco, we utilized approximately $55.0 million of cash and other investments to repay portions of our revolving credit facility and term loans.

         We believe that existing credit facilities and cash generated from operations are sufficient to finance our current operations and working capital requirements. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

         At present, we are actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

         We financed the acquisition of Lorabid(R) with borrowings under our revolving credit facility and cash generated from operations.

CAPITAL EXPENDITURES

         Capital expenditures, including capital lease obligations, were $13.2 million and $83.8 million for the years December 31, 1999 and 1998, respectively. The principal capital expenditures included property and equipment purchases and building and leasehold improvements, including the Sterile Products Acquisition in 1998. We expect to increase our capital expenditures over the next few years as a part of our acquisition and growth strategy.

IMPACT OF INFLATION

We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from rapid sales growth negating most inflationary pressures.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. In June 1999, the FASB issues SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the effective date of FASB Statement No. 133 - an amendment of FASB Statement No. 133," that revises SFAS No. 133, to become effective in the first quarter of fiscal 2001. We are evaluating the provisions of SFAS No. 133, but do not anticipate its adoption to have a material impact on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         We use derivative instruments to manage our long-term interest rate exposure, rather than for trading purposes.

         As of June 30, 2000, there were no significant changes in our qualitative or quantitative market risk since the prior reporting period. Subsequent to June 30, 2000, we terminated a $100.0 million interest rate swap as a result of the paydown of our variable rate debt. A gain of approximately $1.4 million will be recognized.


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

FORWARD-LOOKING STATEMENTS

         This MD&A includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments, and business strategies.

         These forward-looking statements are identified by their use of terms and phrases, such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Risk Factors", "Management's Discussions and Analysis of Financial Condition and Results of Operations", "Business", and other sections included here and within our Annual Report filed on Form 10-K.

         Such forward-looking statements include, but are not limited to: (a) anticipated developments and expansions of our business; (b) increases in sales of recently acquired products or royalty payments; (c) development of product line extensions; (d) future findings and determinations of the FDA; (e) debt service and leverage requirements; (f) the products which we expect to offer;
(g) the intent to market and distribute certain of our products internationally;
(h) the intent to manufacture certain products in our own facilities which are currently manufactured for us by third parties; (i) the intent, belief or current expectations, primarily with respect to our future operating performance; (j) expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; and
(k) expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: changes in general economic and business conditions; dependence on continued acquisition of products or companies; management of growth of business and integration of product acquisitions; changes in current pricing levels; development of new competitive products; changes in economic conditions and federal and state regulations; competition for acquisition of products or companies; manufacturing capacity constraints; and the availability, terms and deployment of capital. We also refer you to the section entitled "Risk Factors" in our registration statement on Form S-3 filed with the SEC in January 2000.

         We do not undertake to update our forward-looking statements to reflect future events or circumstances.


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